Exhibit 99.1

Contacts: Investors: Brad Cole Genomic Health 650-569-2281 investors@genomichealth.com

Media: Emily Faucette Genomic Health 650-569-2824 media@genomichealth.com
Genomic Health Announces Third Quarter 2008 Financial Results and Business Progress
— Product Revenue Increased 78 Percent Compared with 2007—
— Net Loss Narrows —
— Quantitative HER2 Scores Now Included in All Oncotype DX Reports—
— Conference Call Today at 4:30 p.m. ET —
REDWOOD CITY, Calif., November 5, 2008 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2008.
Total revenue increased to $28.1 million in the third quarter of 2008 compared with $15.9 million in the third quarter of 2007. Product revenue from the Oncotype DX® breast cancer assay was $28.1 million in the third quarter of 2008, an increase of 78 percent, compared with $15.8 million in the third quarter of 2007.
Net loss decreased to $3.0 million in the third quarter of 2008, compared with $7.3 million in the third quarter of 2007. Basic and diluted net loss per share was $0.11 in the third quarter of 2008, compared with a net loss per share of $0.26 in the third quarter of 2007.
Cash and cash equivalents and short-term investments at September 30, 2008 were $54.4 million compared with $60.6 million at June 30, 2008, and $68.4 million at December 31, 2007.
“We believe personalized medicine has the power to improve the quality of care while reducing costs, which is especially important during a time of soaring health care expenses and economic uncertainty,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “This quarter, we again increased the value of Oncotype DX by the inclusion of quantitative HER2 scores, while continuing to invest in our commercial organization here and abroad. We believe the growing use of our Oncotype

DX breast cancer assay, our narrowing net loss, and our strong balance sheet attest to the strength of our business model as we deliver the promise of genomics into the practice of medicine.”
Additional Third Quarter 2008 Financial Results
The majority of product revenue, approximately 52 percent, was recorded on an accrual basis and recognized at the time the test results were delivered during the third quarter of 2008, reflecting established payment patterns from payors with coverage policies in place.
Total operating expenses were $31.4 million in the third quarter of 2008, compared with $24.0 million for the third quarter of 2007. Included in third quarter 2008 operating expenses were non-cash charges of $3.6 million, including $2.3 million of stock-based compensation expense, compared with $1.6 million in the same period in 2007, and $1.3 million of depreciation and amortization expenses, compared with $1.0 million in the same period in 2007.
Financial Results for Nine Months Ended September 30, 2008
Total revenue for the nine months ended September 30, 2008 was $79.3 million, compared with $44.7 million for the first nine months of 2007. Product revenue for the nine months ended September 30, 2008 was $77.8 million, compared with $43.5 million for the first nine months of 2007. Contract revenue constituted the balance of revenue for the first nine months of 2008 and 2007.
Net loss for the nine months ended September 30, 2008 was $13.8 million, compared with $21.3 million for the first nine months of 2007. Basic and diluted net loss per share was $0.49 for the nine months ended September 30, 2008, compared with a net loss per share of $0.81 for the first nine months of 2007.
Total operating expenses for the nine months ended September 30, 2008 were $94.2 million, compared with $67.6 million for the comparable period in 2007. The increase in expenses includes non-cash charges of $10.5 million, including stock-based compensation expense of $6.9 million in the first nine months of 2008 compared with $4.5 million for the same period in 2007, and $3.6 million of depreciation and amortization expenses, compared with $2.9 million in the same period in 2007.
Recent Highlights and Accomplishments
     Commercial Progress
•	More than 10,220 test results delivered in the third quarter of 2008, compared with more than 5,950 test results delivered in the third quarter of 2007, an increase of 72 percent year-over-year.

•	More than 75,000 Oncotype DX test results have been delivered to patients.

•	Gained coverage for an additional 7.9 million lives for reimbursement of Oncotype DX through contracts, policies and agreements, bringing the total U.S. covered lives to approximately 89 percent of insured lives including: Coventry Health Care (4.4 million lives), Blue Cross and Blue Shield of Massachusetts (1.3 million lives), Medica Health Plans, HMSA Blue Cross Blue Shield of Hawaii, and WPS Health Insurance in Wisconsin.
•	Named a Vice President to oversee European markets.

•	Established distribution agreements in Australia and Taiwan.

•	Received test samples from 39 countries to date.

•	Oncotype DX included in the updated 2008 guidelines of the Dutch Institute for Healthcare Improvement.
     Product Pipeline
•	Enhanced clinical utility of Oncotype DX reports by including quantitative HER2 scores; quantitative estrogen receptor and progesterone receptor scores were added earlier this year.

•	Completed European study using Oncotype DX in node-negative and node-positive breast cancer patients treated with aromatase inhibitors, which was accepted for oral presentation at the San Antonio Breast Cancer Symposium in December 2008.

•	Continued to make progress toward a clinical validation study in colon cancer, with the goal of reporting results in 2009.
     Peer-Reviewed Publications and Medical Meeting Presentations
•	Two abstracts were accepted for oral presentation at the San Antonio Breast Cancer Symposium in December 2008:
•	“Risk of distant recurrence using Oncotype DX in postmenopausal primary breast cancer patients treated with anastrozole or tamoxifen: a TransATAC study”

•	“GRB7-dependent pathways are potential therapeutic targets in triple-negative breast cancer”
•	The American Journal of Surgery published results of a study showing Oncotype DX changed treatment recommendations in 44 percent of node-negative, estrogen receptor-positive breast cancer patients.

•	Presented results from two studies supporting the use of Oncotype DX in assessing HER2 gene expression at the ASCO Breast Cancer Symposium in September.

•	Independent researchers presented results from a small study of Japanese women demonstrating that the Oncotype DX Recurrence Score® result may predict response to neoadjuvant endocrine therapy including tamoxifen and anastrozole at the ASCO Breast Cancer Symposium in September.

Conference Call Details
To access the live conference call today, November 5, at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 71000165. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 12 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 71000165.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s Web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX®, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs regarding the ability of personalized medicine to improve the quality of healthcare while reducing costs; the components of future growth, if any, in our business; our belief that including quantitative HER2 scores increases the value of Oncotype DX; our beliefs regarding continued investment in our commercial organization domestically and abroad; our beliefs regarding the strengths of our business model; the outcome or success of planned or ongoing clinical trials and our expectations regarding potential clinical outcomes; and the applicability of clinical study results to actual outcomes. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test; the risk that we may not obtain or maintain sufficient or increasing levels of reimbursement for our existing test and any future tests we may develop; our ability to continue to narrow our net loss; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; the results of clinical trials; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward- looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
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Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

	(Unaudited)		(Unaudited)

REVENUES:
Product revenues	$28,070	$15,781	$77,752	$43,482
Contract revenues	51	120	1,592	1,197

Total revenues	28,121	15,901	79,344	44,679

OPERATING EXPENSES:
Cost of product revenues	7,140	4,398	19,875	12,417
Research and development	6,939	5,643	20,667	16,037
Selling and marketing	10,837	9,484	35,030	26,377
General and administrative	6,505	4,488	18,635	12,763

Total operating expenses	31,421	24,013	94,207	67,594

Loss from operations	(3,300)	(8,112)	(14,863)	(22,915)

Other income (expense):
Interest income	369	1,021	1,438	2,149
Interest and other expense	(91)	(162)	(330)	(535)

Net loss	($3,022)	($7,253)	($13,755)	($21,301)

Basic and diluted net loss per share	($0.11)	($0.26)	($0.49)	($0.81)

Shares used in computing basic and diluted net loss per share	28,331,505	28,119,786	28,270,776	26,287,177

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$9,459	$39,164
Short-term investments	44,965	29,196
Accounts receivable, net	9,423	5,089
Prepaid expenses and other current assets	6,013	3,105

Total current assets	69,860	76,554

Property and equipment, net	14,583	10,412
Restricted cash	504	500
Other assets	564	463

Total assets	$85,511	$87,929

Accounts payable	$1,448	$1,966
Accrued expenses and other current liabilities	9,947	7,616
Deferred revenue	4,117	1,008
Notes payable, current	2,163	2,687
Notes payable, long-term	531	2,039
Other liabilities	1,814	1,447
Stockholders’ equity	65,491	71,166

Total liabilities and stockholders’ equity	$85,511	$87,929

The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.